Exhibit (2)(a)(i)

State of Delaware

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

The 504 FUND

This Amended and Restated Certificate of Trust of The 504 Fund (the “Trust”), a statutory trust, is executed by the undersigned and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) in order to amend and restate the Amended and Restated Certificate of Trust filed October 28, 2014 and sets forth the following:

1.	The name of the statutory trust is changed from “The 504 Fund” to “Bluestone Community Development Fund.”

2.	In accordance with § 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process. The registered office of the Trust in the State of Delaware and the name of the registered agent for service of process on the Trust is:

The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801

3.	The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This Amended and Restated Certificate of Trust shall be effective May 1, 2019.

5.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 1st day of May, 2019.

By:	/s/ Lee Calfo
Name:	Lee Calfo
President